Exhibit 99.1

PRESS RELEASE

DOLLAR TREE THIRD QUARTER COMPARABLE-STORE SALES INCREASE 6.5%

CHESAPEAKE, Va. – November 5, 2009 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s leading operator of discount variety stores selling everything for $1 or less, reported consolidated net sales of $1.25 billion for the quarter ended October 31, 2009 (“third quarter”), a 12.1% increase compared to the $1.11 billion reported for the quarter ended November 1, 2008.  Comparable-store sales for the third quarter increased 6.5% on top of a 6.2% increase reported for the third quarter last year.

"Our sales momentum continued in the third quarter, driven by increased traffic,” said President and CEO Bob Sasser.  "Leading categories in the third quarter included health and beauty care basics, household consumables and party supplies.  In addition, our seasonal performance was terrific from Back-to-School through Halloween as Dollar Tree remains the destination for incredible seasonal values.”

The Company will provide more detailed information about its third quarter operating results and provide guidance for the fourth quarter during its upcoming earnings conference call scheduled for Tuesday, November 24, 2009, 9:00 a.m. EST.  The telephone number for the call is 888-812-8534.  A recorded version of the call will be available until midnight Tuesday, December 1, and may be accessed by dialing 888-203-1112 and the access code is 7588042.  International callers may dial 719-457-0820 and the access code is 7588042.  A webcast of the call will be accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events.

Dollar Tree, a Fortune 500 Company, operated 3,803 stores in 48 states as of October 31, 2009, compared to a total of 3,572 stores in 48 states a year ago.  During the third quarter of 2009, the Company opened 94 stores, closed 8 stores, and expanded or relocated 33 stores.  The Company’s retail selling square footage totaled approximately 32.3 million at October 31, 2009, a 7.2% increase compared to a year ago.  The Company also operates a coast-to-coast logistics network of nine distribution centers.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release may contain "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed March 26, 2009 and our Quarterly Report on Form 10-Q filed August 26, 2009.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com